Exhibit 4.23

Termination Agreement to the Share Pledge Agreement

This Termination Agreement to the Share Pledge Agreement (hereinafter referred to as this “Agreement”) is entered into on this 1st day of July, 2008 in Pudong New Area, Shanghai by and among:

Shanghai Shanda Networking Co., Ltd. (hereinafter referred to as “Shanda”), a limited liability company incorporated and existing in accordance with the laws of the People's Republic of China (hereinafter referred to as the “PRC”)  with its principal business address at No. 208 Juli Road, Pudong New Area, Shanghai; and

Zhang Ying-feng (hereinafter referred to as the “Holding Employee”), a Chinese citizen with the ID Card No.: [XXX].

Shanda and the Holding Employee may collectively be referred to as the “Parties” and, individually, as the “Party”.

Whereas, Shanda and the Holding Employee have entered into the Share Pledge Agreement (hereinafter referred to as the “Original Agreement”) on August 11, 2004, according to which the Holding Employee has pledged all Share held by it in Shanghai Shulong Technology Development Co., Ltd. as the security against all of its obligations in favor of Shanda.

NOW THEREFORE, the Parties have entered into the following terms and conditions in respect of the termination of the Original Agreement through friendly negotiation, and on the basis of willingness and equal footing on July 01, 2008.

1.
The Parties have agreed to terminate the Original Agreement on the date when this Agreement is entered into, and to release their rights and obligations under such Original Agreement. No Party shall bear any breaching liability to any other Party.

2.	The rights and obligations of each Party under the Original Agreement shall remain in force before this Agreement is entered into.

3.	This Agreement comes to effect immediately after it is entered into by the Parties.

4.
Any dispute in relation to the Original Agreement and this Agreement shall be referred to the China International Economic and Trade Arbitration Commission Shanghai Commission (“CIETACSC”) according to the Rules of CIETACSC in force for the time being.

5.	This Agreement is made in two (2) counterparts with each Party holding one (1)

counterpart. Each counterpart shall have the same effect and force with the other counterpart.

IN WITNESS WHEREOF, the Parties have duly caused their authorized representatives to enter into this Agreement in Shanghai as of the day and year first above written.

Shanghai Shanda Networking Co., Ltd.

Authorized Representative (Sign):

Name:

Title:

Signed by:

Name: Zhang Ying-feng